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Mack-Cali Realty Corporation

(Name of Registrant as Specified In Its Charter)

BOW STREET LLC

BOW STREET SPECIAL OPPORTUNITIES FUND XV, LP

A. AKIVA KATZ

HOWARD SHAINKER

ALAN R. BATKIN

FREDERIC CUMENAL

MARYANNE GILMARTIN

NORI GERARDO LIETZ

TAMMY K. JONES

MAHBOD NIA

HOWARD S. STERN

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On March 12, 2020, Bow Street LLC issued the following press release and letter to shareholders of Mack-Cali Realty Corporation:

BOW STREET CALLS FOR REMOVAL OF MACK-CALI CEO MICHAEL DEMARCO;

NOMINATES FOUR ADDITIONAL HIGHLY-QUALIFIED DIRECTOR CANDIDATES TO THE BOARD

Issues Open Letter to Shareholders Highlighting Mack-Cali’s Failure to Uphold Commitments Made at 2019 Annual Meeting

CEO Michael DeMarco has Repeatedly Thwarted Strategic Interest in Mack-Cali and Misled Shareholders; Mack-Cali Has Underperformed RMZ by ~3,400bps Throughout his Tenure

Further Change Required in Boardroom to Maximize Shareholder Value

NEW YORK—March 12, 2020—Bow Street LLC (“Bow Street”), a New York-based investment firm that beneficially owns approximately 4.5% of the outstanding shares of common stock of Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”) (NYSE: CLI), today issued an open letter to Mack-Cali shareholders calling for the removal of CEO Michael DeMarco and the election of four additional new directors to the Board of Directors (the “Board”).

Since the 2019 Mack-Cali annual meeting, at which shareholders overwhelmingly elected Bow Street’s full slate of four independent director candidates, it has become clear that a change in leadership at the management and Board levels is required to protect shareholders from the legacy issues that plague the Company.

Accordingly, Bow Street is nominating four new, highly-qualified director candidates – Tammy Jones, Akiva Katz, Mahbod Nia, and Howard Stern – to the Board. Additionally, Bow Street is re-nominating the four, independent directors shareholders elected at the 2019 annual meeting – Alan Batkin, Frederic Cumenal, MaryAnne Gilmartin and Nori Gerardo Lietz. If elected, these nominees will be fierce advocates for shareholders and work collaboratively to maximize value at Mack-Cali.

The full text of the letter is below.

March 12, 2020

Dear Mack-Cali Shareholders:

Nine months have now passed since Mack-Cali Realty Corporation’s (“Mack-Cali” or the “Company”) 2019 annual meeting. At that meeting, shareholders overwhelmingly voted for change, electing Bow Street’s full slate of four, independent director candidates to the Company’s Board of Directors (the “Board”) by a wide margin.

In response to this near-unanimous rebuke of the status quo, Mack-Cali made a series of public commitments to shareholders, including the promise of a robust strategic alternatives process overseen by an independent special committee. Mack-Cali has failed to honor these commitments. Following decades of underperformance, we were hopeful that last year’s election of four new, independent directors would catalyze meaningful change. It is now clear that the rot at Mack-Cali goes far deeper than any of us knew, and that more comprehensive action is required to protect shareholders’ investment.

As documented in recently released public correspondence between Mack-Cali and Rizk Ventures, CEO Michael DeMarco blatantly misled shareholders and the market regarding numerous approaches from a consortium that included ~$14 billion Apartment-REIT UDR Inc. While the extent of Mr. DeMarco’s casual deception is disappointing (and no doubt embarrassing for the Company), longtime shareholders will find it unsurprising. Recent press reports1 suggest the Rizk Ventures/UDR consortium was one of no less than five prospective bidders that have expressed interest in acquiring Mack-Cali since January of this year. We do not believe any of this interest was seriously evaluated or considered by the Company. This serial rejection of prospective suitors is particularly concerning in the context of Chairman William Mack’s reported efforts to privatize Mack-Cali for himself and his family.2 Enabled by his self-described “friends”3 at Bank of America Merrill Lynch, Mr. DeMarco has let it be known – time and again – that despite what he says publicly on conference calls, he is far more interested in preserving his role as CEO than he is in delivering value to Mack-Cali shareholders.

We have now learned that the so-called Shareholder Value Committee was, in reality, a special committee in name only. In direct contradiction to the promises Mack-Cali made to the market, this committee was neutered by a narrow mandate that prohibited contact with prospective bidders, a role Mr. DeMarco has continued to reserve for himself. Worse still, Mr. DeMarco has knowingly misrepresented the status of this committee to investors. In recent communications with the market, Mr. DeMarco implied the Shareholder Value Committee was in full effect and that he was consulting it for further action.4 However, we recently learned that this committee actually dissolved in December 2019.5 While this dissolution is undoubtedly worthy of 8-K disclosure, its glaring omission is consistent with Mack-Cali’s long history of weak governance and conflicts of interest. In fact, as recently as two weeks ago – more than two months after this committee and its advisors were dismissed – Mack-Cali’s website continued to list the Shareholder Value Committee on its governance page. It was only following the publication of reports detailing Mr. DeMarco’s attempt to obstruct the Rizk Ventures/UDR bid6 that all references to this committee mysteriously disappeared from the internet. Given the limited transparency surrounding the entire strategic review process, shareholders must question whether Mr. DeMarco has accurately reflected the conclusions of the Shareholder Value Committee or its advisors – none of which have been formally disclosed in any way to the shareholders who paid for them.

To make matters worse, Mr. DeMarco’s operational missteps have led to dramatic underperformance. Since his appointment as CEO in April 2017, Mack-Cali shares have underperformed the MSCI US REIT Index by ~3,400bps.7 His “Waterfront Strategy” – the combination of residential and office assets along the Jersey City coast – is underpinned by an untenable capital structure and has resulted in a steady erosion of value. Moreover, Mr. DeMarco has increasingly transferred value in Mack-Cali’s crown jewel residential assets from shareholders to private equity firm Rockpoint Group. Under Mr. DeMarco’s leadership, Funds from Operations have declined ~40%,8 and leverage has increased from ~7.5x EBITDA to ~9.7x EBITDA. In fact, over the past year, Mack-Cali’s shares have materially outperformed only when (i) Bow Street’s slate of directors was elected to the Board and (ii) reports of strategic interest in the Company surfaced in the press.

[1]	Alexandra Garfinkle, “Outgoing Mack-Cali Chairman Weighs Bid,” The Deal, March 3, 2020, https://pipeline.thedeal.com/article/20004312/index.dl.
[2]	Ibid.
[3]	Mack-Cali Q4 2019 earnings call held on February 27, 2020.
[4]	Mack-Cali Press Release dated December 19, 2019.
[5]	Garfinkle, “Chairman Weighs Bid.”
[6]	Gillian Tan, “Rizk Abandons Mack-Cali Takeover Citing a Lack of Engagement,” Bloomberg News, February 24, 2020.
[7]	Bloomberg price return data from April 5, 2017 to March 2, 2020 (day prior to “Outgoing Mack-Cali Chairman Weighs Bid” article).
[8]	Mid-point Mack-Cali management 2020 guidance from Q4 2019 earnings release on February 26, 2020.

We had believed that the election of four new independent directors in 2019 would have appropriately impressed shareholders’ wishes upon management and Mack-Cali’s long-serving legacy Board members. However, the events that have unfolded since the annual meeting have demonstrated that Bow Street’s minority slate was insufficient to protect shareholders. Mr. DeMarco’s bullying demeanor and aggressive behavior have long been a liability for Mack-Cali and can no longer be tolerated. The time has come for a change in leadership.

As long-term investors, we are committed to maximizing the value of Mack-Cali to the benefit of all shareholders. Accordingly, we are nominating four additional, highly-qualified director candidates to the Board – Tammy Jones, Mahbod Nia, Howard Stern, and Akiva Katz of Bow Street. We believe that, in partnership with the four strong, independent directors elected to the Board last year (Alan Batkin, Frederic Cumenal, MaryAnne Gilmartin and Nori Gerardo Lietz), these new director candidates – one of whom was previously CEO of a publicly traded real estate company that he successfully sold – will facilitate a renewed focus on shareholder value under the leadership of a new CEO. While we continue to welcome constructive engagement from the Company and the Board, shareholders can no longer trust Mr. DeMarco’s stewardship, and can ill afford yet another year of broken promises and value destruction.

We look forward to discussing our plans for maximizing shareholder value with all of you in the weeks ahead.

Respectfully,

Akiva Katz Managing Partner	Howard Shainker Managing Partner

Biographies of New Director Nominees

Tammy K. Jones

Tammy K. Jones has served as both Co-Founder & Chief Executive Officer of Basis Investment Group (“Basis”), a multi-strategy commercial real estate investment manager, since 2009. Prior to founding Basis, Ms. Jones worked at CWCapital LLC from 2004 to 2009, serving as head of the fixed and floating rate Capital Markets Lending Division. Between 1997 and 2004, Ms. Jones was a Senior Vice President of Commercial Capital Initiatives, Inc., a GMAC subsidiary (now Berkadia) and part of the leadership team responsible for creating GMAC’s capital markets lending division. Prior to this role, Ms. Jones held various positions at commercial real estate investment companies, including Equitable Real Estate and AMRESCO Management, Inc.

Ms. Jones formerly served as an Independent Director for Monogram Residential Trust, Inc. (“Monogram”) (NYSE: MORE), a former publicly traded REIT that owned, operated and developed luxury multifamily properties in coastal and urban locations, until the company was sold to Greystar. As a director for Monogram, Ms. Jones served on the Nominating and Governance Committee and the Audit Committee.

Ms. Jones is currently a Trustee of The Georgia State University Foundation and sits on the Investment and Real Estate committees; the Chair of the Real Estate Executive Council; a Trustee of Morris Catholic High School; Vice-Chairwoman of Basis Impact Group Foundation, a non-profit organization dedicated to creating a pipeline of women and minorities in commercial real estate; a member of the President’s Council of Cornell Women; a member of the Executive Leadership Council; and a member of New America Alliance. Ms. Jones was also recognized as one of The Network Journal’s 25 Most Influential Black Women in Business in 2017 and received the Council of Urban Professionals (CUP) 2019 Finance Catalyst Award.

Ms. Jones received a B.A. in Economics from Cornell University and an MBA with a concentration in Real Estate Finance from the J. Mack Robinson College of Business at Georgia State University.

Ms. Jones’ qualifications to serve as a director include her unique blend of capital markets and commercial real estate expertise, her experience as a CEO of a commercial real estate investment manager and her experience on the board of directors at a public REIT.

A. Akiva Katz

A. Akiva Katz is Co-Founder and a Managing Partner at Bow Street LLC. He also serves as a director at TransAtlantis LLC. Prior to founding Bow Street, Mr. Katz served as a Managing Director at Brahman Capital Corp. from 2007 to 2011.

Mr. Katz received a B.A. in Philosophy and Economics from York University, and an M.B.A. from Harvard Business School.

Mr. Katz’s qualifications to serve as a director include his extensive knowledge of financial markets, experience investing in real estate and his broad investing experience derived from serving at major investment firms.

Mahbod Nia

Mahbod Nia was Chief Executive Officer of NorthStar Realty Europe Corp (“NRE”), a NYSE listed REIT focused on European properties from 2015 to 2019. He also served as a member of NRE’s investment committee and board of directors from 2018 to 2019. From 2017 to 2019, Mr. Nia was also a Managing Director at Colony Capital Inc. (formerly Colony NorthStar) and member of the European Steering Committee.

Mr. Nia served as Managing Director, Head of European Investments of NorthStar Asset Management Group (“NSAM”) from 2014 to 2017, where he worked to establish the company’s European investment platform, rapidly growing it to $2.6bn in Assets Under Management across 9 countries and 5 asset classes. This platform was spun-off in 2015 to create NRE, which was sold to AXA Investment Managers—Real Assets in September of 2019, realizing a 15% IRR for shareholders since its inception.

Prior to joining NSAM in 2014, he acted for PanCap Investment Partners, a European real estate investment and advisory firm. From 2007 to 2009, Mr. Nia was a Senior Executive Director at Goldman Sachs. Prior to 2007, he served in various positions at Citigroup Inc. (formerly Salomon Brothers).

He received a First Class Honours degree in Economics for Business from the University of Westminster (London, UK) and a Master’s degree in Economics & Finance from the University of Warwick (Warwick, UK).

Mr. Nia’s qualifications to serve as a director include his years of experience spanning real estate investment, debt and advisory, his intimate knowledge of the real estate investment management sector, his time as CEO of a publicly traded REIT, and his experience in successfully selling a publicly traded REIT.

Howard S. Stern

Howard S. Stern is the Founder and Principal of Stern & Associates, LLC, a full-service real estate advisory and consulting firm, which he founded in 2014. In addition to his real estate advisory practice, Mr. Stern is Principal and Co-Founder of DSHS Student Housing Investment Group, a real estate vehicle that focuses only on student housing. From 2010 to January 2014, Mr. Stern served as President and Director of Hudson Pacific Properties Inc. (“Hudson Pacific”), a California-based office REIT. In 2006, Mr. Stern co-founded Hudson Capital, the predecessor company of Hudson Pacific, and in 2010, Hudson Capital went public and upon going public was renamed and formed Hudson Pacific. From 2000 to 2006, Mr. Stern served as Chief Investment Officer of Arden Realty, Inc. (“Arden Realty”), a twenty million square foot Southern California REIT that was sold to GE Capital in 2006. In this role, Mr. Stern was responsible for all facets of Arden Realty’s acquisition, disposition and structured finance activities. From 1996 to 1999, Mr. Stern served as Vice President of the Archon Group, a subsidiary of Goldman, Sachs & Co., where he was responsible for leading all western region mezzanine financing and real estate asset management activities. From 1991 to 1995, he served as Vice President and Manager of First Federal Republic Bank and from 1987 to 1991, he served as Senior Asset Manager and Asset Manager for Unity Savings and Gibraltar Savings.

Mr. Stern holds a B.A. in Political Economy from the University of California, Berkeley and an M.B.A. from the University of Southern California.

Mr. Stern’s qualifications to serve as a director include his experience in the real estate advisory business, his extensive knowledge of the commercial aspects of the REIT sector and his entrepreneurial experience with the real estate industry.

About Bow Street LLC

Founded in 2011, Bow Street is a New York-based investment manager that partners with institutional investors and family offices globally to invest opportunistically across public and private securities.

Certain Information Concerning the Participants

Bow Street Special Opportunities Fund XV, LP (“Bow Street Fund”) and the other Participants (as defined below) intend to file a proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2020 annual stockholders meeting (the “2020 Annual Meeting”) of Mack-Cali Realty Corporation, a Maryland corporation (“Mack-Cali” or the “Company”). Promptly after filing its definitive proxy statement with the SEC, the Company will mail such definitive proxy statement and a GOLD proxy card to each shareholder of the Company entitled to vote at the 2020 Annual Meeting.

The participants in the proxy solicitation are Bow Street Fund, Bow Street LLC (together with Bow Street Fund, “Bow Street”), A. Akiva Katz, Howard Shainker, Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin, Nori Gerardo Lietz, Tammy K. Jones, Mahbod Nia, and Howard S. Stern (collectively, the “Participants”).

BOW STREET STRONGLY ADVISES ALL SHAREHOLDERS OF MACK-CALI TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BOW STREET SPECIAL OPPORTUNITIES FUND XV, LP, C/O INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022 (CALL TOLL-FREE (888) 750-5834).

As of the date hereof, (i) Bow Street Fund directly owns 4,068,931 shares of common stock, par value $0.01 per share, of Mack-Cali (the “Common Stock”), including 1,000 shares held of record and 4,067,931 shares held in “street name.” Bow Street LLC, as the investment adviser to the Bow Street Fund, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) 4,068,931 shares of Common Stock (the “Bow Street Shares”) and, therefore, Bow Street LLC may be deemed to be the beneficial owner of all of the Bow Street Shares. By virtue of Messrs. Katz and Shainker’s positions as the managing partners of Bow Street LLC, Messrs. Katz and Shainker may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Bow Street Shares and, therefore, Messrs. Katz and Shainker may be deemed to be the beneficial owner of all of the Bow Street Shares. The Bow Street Shares collectively represent approximately 4.5% of the outstanding shares of Common Stock based on 90,595,470 shares of Common Stock outstanding as of February 24, 2020 as reported in Mack-Cali’s Annual Report on Form 10-K filed with the SEC on February 26, 2020.    As of the date hereof, Mr. Batkin may be deemed to beneficially own an interest in 7,752.77 shares of Common Stock. As of the date hereof, Mr. Cumenal may be deemed to beneficially own an interest in 5,752.77 shares of Common Stock. As of the date hereof, Ms. Gerardo Lietz may be deemed to beneficially own an interest in 5,752.77 shares of Common Stock. As of the date hereof, Ms. Gilmartin may be deemed to beneficially own an interest in 4,269 shares of Common Stock. As of the date hereof, none of Ms. Jones and Messrs. Nia and Stern own beneficially or of record any shares of Common Stock.

Media Contacts

Gasthalter & Co.

Jonathan Gasthalter/Amanda Klein

(212) 257 4170

Investor Contacts

Innisfree M&A Incorporated

Scott Winter/Gabrielle Wolf

(212) 750 5833